 Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Get Charged Inc, Inc. of our report dated January 11, 2021, relating to the audited balance sheets of Get Charged Inc., as of December 31, 2018, and our report dated July 27, 2020, relating to the audited balance sheets of Get Charged Inc., as of December 31, 2019, and the related statements of operations, changes in stockholders’ deficit and cash flows, and the related notes for the years then ended.

/s/ K.K. Mehta CPA Associates PLLC
Bishok  Dhungana (Brian), CPA, MSA
Partner